Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

FOSSIL VICE CHAIRMAN MARK QUICK TO RETIRE AND JOIN FOSSIL’S BOARD OF DIRECTORS

Richardson, TX. October 9, 2012 — Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) today announced that Mark Quick will retire as Vice Chairman on October 26, 2012.  Mr. Quick joined the Company in November 1995 and has held a number of senior leadership positions.  Mr. Quick has served as Vice Chairman since January 2007.  Mr. Quick’s responsibilities will be assigned to other senior executives.  Fossil further announced that Mr. Quick has been appointed to its Board of Directors effective October 26, 2012.  With the appointment, the Company’s Board of Directors will consist of twelve members, including nine independent directors, two former members of senior management and one current member of senior management.

“Mark’s contributions and accomplishments over the last seventeen years have been an instrumental part of the growth of Fossil.  We look forward to Mark taking a new role as a Fossil board member,” said Mr. Kosta Kartsotis, the Company’s Chairman and Chief Executive Officer.

“The past seventeen years of working with our incredible Fossil team has been the most rewarding time of my career.   I am excited to stay connected with Fossil’s success story through my Board appointment,” said Mr. Quick.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors.  The Company also distributes its products in over 400 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.